Exhibit 99.1
FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063
Aircastle Announces Quarterly Dividend
Stamford, CT. September 10, 2009 — Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a third quarter cash dividend on its common shares of $0.10 per share, payable on October 15, 2009 to shareholders of record on September 30, 2009.
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of June 30, 2009 Aircastle’s aircraft portfolio consisted of 131 aircraft and had 60 lessees located in 35 countries.
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